Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including additional amendments thereto) with respect to the Common Stock, par value $0.01 per share, of FiEE, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Schedule 13D.

Dated: April 14, 2025

/s/ Cao Yu
Cao Yu

/s/ Hu Bin
Hu Bin

Youxin Consulting Limited

By:	/s/ Li Wai Chung
Li Wai Chung

/s/ Li Wai Chung
Li Wai Chung